Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Zhone Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-180148) of Zhone Technologies, Inc. (the Company) of our report dated March 5, 2014, with respect to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2013,which report appears in the December 31, 2013 annual report on Form 10-K of Zhone Technologies, Inc.
/s/KPMG LLP
San Francisco, California
March 5, 2014